EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of April 3, 2009, is by and between China Direct, Inc. (the “Company” or “China Direct”), having its main office at 431 Fairway Drive Suite 200, Deerfield Beach, FL 33441 and Huaqin Chen (“Employee” or “you”).

WHEREAS, the Company is engaged in the business of managing Chinese entities and providing consulting services to Chinese businesses;

WHEREAS, the Company desires to employ Employee and to enter into an Agreement embodying the terms of such employment; and

WHEREAS, Employee desires to accept such employment and enter into such Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment.  Your employment with the Company will be on an at-will basis.  This means that although we hope your tenure with us will be long and rewarding, your employment is for no specified period of time. You may decide to leave your employment at any time and for any reason. Similarly, the Company may, in its discretion, at any time and for any lawful reason choose to end your employment.  If you decide to resign from the Company, you agree to provide the Company with at least 10 business days notice.

2. Position and Location.

A. Position.  Effective on April 1, 2009 (the “Commencement Date”) Employee shall serve as Controller.  At all times, Employee shall have such duties and authority as are commensurate with Employee’s then position and shall report to the management of the Company.  Employee represents and warrants to the Company that he is free to accept employment with the Company as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with Employee’s acceptance of employment pursuant to the terms hereof or the full performance of Employee’s obligations hereunder or the exercise of Employee’s best efforts in Employee’s employment hereunder.  In the event that Employee is not retained by the Company, the Company will not be deemed to be in breach of this Agreement.

B. Time Devoted.  During the Employment Term, Employee will devote such time and efforts as may be necessary or appropriate to fulfill Employee’s duties and responsibilities hereunder.  Employee agrees to devote substantially of Employee’s time and efforts to the performance of Employee’s duties as an employee of the Company and, during Employee’s employment by the Company, shall not, directly or indirectly, act for the benefit of any person, firm or corporation other than the Company.  Employee also agrees that he is not now, nor will he be, concerned, connected or otherwise affiliated with any other business pursuit whatsoever without the prior written consent of the Company.

C. Principal Offices.  Unless otherwise mutually agreed by the parties, Employee’s principal offices shall be located at the Company’s headquarters in Broward County or its surrounding counties in Florida.

D. Compliance with Laws.  Employee acknowledges that the Company is subject to various laws, statutes and high ethical standards by reason of the nature of its business activities, and Employee agrees to fully comply with all laws, rules and statutes and ethical standards applicable to the Company.

3. Employee Benefits.  Following an initial 90 day trial period, Employee shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time.  During each fiscal year of the Company, Employee shall be entitled to reasonable vacation time, provided that Employee shall evidence reasonable judgment with regard to appropriate vacationing scheduling.  Subject to the foregoing, Employee shall be entitled to vacation time as delineated in the Employee Handbook, with any unused vacation time to lapse as of the conclusion of the related fiscal year, unless the Board of Directors shall authorize the accruing of such unused vacation time.

4. Business Expenses.  During the Employment Term, reasonable business expenses incurred by Employee in the performance of Employee’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

5. Compensation.

A. Salary Compensation: Employee shall receive an annual salary of $80,000.00 or $6,666.66 per month, paid on the first business day of each month for the prior month’s employment.  the Company shall deduct from amounts to which Employee is entitled all applicable federal, state and local taxes and other charges, which it may now or hereafter be required to deduct as a matter of law or otherwise within the discretion of the Company, so long as the exercise of such discretion is permitted under applicable federal and state law.

B. Bonus Compensation: The Company may, in the discretion of and subject to approval of the Compensation Committee of the Board of Directors, award Employee a bonus of up to 20% of Employee’s cash salary.  The Bonus Compensation may be in the form of securities or cash.

C. Equity Compensation: The Company shall grant to Employee a Restricted Stock Award (the "RSA’s") amounting to 10,000 shares of common stock of China Direct, Inc.  The RSA’s will vest in accordance with the following schedule:

●	2,500 shares will vest on April 3, 2010;
●	2,500 shares will vest on July 3, 2010;
●	2,500 shares will vest on October 3, 2010; and
●	2,500 shares will vest on January 3, 2011.

RSA’s shall vest so long as Employee remains employed with China Direct, Inc. and in accordance with the terms and conditions set forth in the Company’s Restricted Stock Agreement as approved by the Company’s compensation committee.

6. Representations and Warranties.  Employee hereby represents, warrants and agrees that: (i) Employee has required the necessary approval to be employed by the Company; (ii) all statements, representations and warranties made by Employee in the Employment Application Form in connection with Employee’s employment by the Company are true, correct and complete in all respects; and (iii) Employee is under no contractual or other restriction or obligation that would be violated by Employee’s employment by the Company.  Furthermore, Employee agrees to notify the Human Resources Department promptly (Within 5 business days) if the information furnished in Employee’s Employee Application Form or Employee Contact Form has changed.

7. Compliance with Laws. Employee hereby agrees that, so long as Employee is employed by the Company, Employee will comply with all statutes, laws, rules and regulations of the SEC or various securities exchanges to which the Company is, or may become in the future, a member and all other applicable federal, state and local agencies and authorities, as well as all written internal rules, regulations and procedures established by the Company and in effect and subject to change from time to time.  Employee also agrees that Employee will promptly notify, no later than one (1) business day, the highest ranking the Company Employee as reflected on the organizational chart in the event Employee becomes aware of or is put on notice concerning any violation of or non-compliance with any of the above laws, rules or regulations or the commencement of any action, suit, proceeding or investigation involving Employee or the Company.  Without limiting the foregoing, Employee hereby acknowledges that Employee has received a copy of the Company's Employee Handbook, has both read and understood such policies and will comply with same in all respects.

8. Confidentiality. Employee acknowledges and agrees that, during the period of Employee’s employment by the Company, Employee will have access to confidential, proprietary, strategic and sensitive information relating to the Company's business and affairs and the business and affairs of its affiliates and clients, including, without limitation, materials used for identifying clients, client information and lists, information concerning ongoing and potential assignments, internal operating procedures, business plans, projections, valuations techniques, financial models and research data.  Employee also acknowledges and agrees that such information is special and unique to the Company and its affiliates and clients.  Employee hereby agrees and convenes that, without the Company's prior written permission, Employee will not, directly or indirectly, publish, disclose or make accessible to any other person, firm, corporation, organization or entity, including, without limitation, any member of Employee’s family, either during or after the period Employee is employed by the Company, any confidential, proprietary, strategic or sensitive information whatsoever relating, directly or indirectly, to the Company's clients, including such clients’ names, business, or affairs or the business or affairs of any of the Company's affiliates or clients, that Employee may learn or initiate and develop a business relationship with during Employee’s employment by the Company, whether or not such information is specifically designated as confidential, proprietary, strategic or sensitive.  In addition, Employee agrees to return to the Company all tangible evidence of such information in their original form (paper, electronic or magnetic), which may be in Employee’s possession, custody or control prior to or at the termination of Employee’s employment.

Employee will not at any time (whether during or after Employee’s employment with the Company) disclose or use for Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company, generally, or of any subsidiary or affiliate of the Company, except in the performance of Employee’s duties hereunder or in compliance with legal process; provided, however, that the foregoing shall not apply to information which is not unique to the Company, or which is generally known to the industry or the public other than as a result of Employee’s breach of this covenant.  In the event that Employee is compelled by legal process to disclose confidential information, Employee shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order.  Employee agrees that upon termination of Employee’s employment with the Company for any reason, Employee will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom in any way relating to the business of the Company and its affiliates, except that Employee may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence.  Employee shall be bound by the nondisclosure provisions of this Section 8.

Employee further agrees that Employee will not retain or use for Employee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

9. Non-Solicitation. Employee hereby further agrees that, for a period of five (5) years after the effective date of the termination of Employee’s employment by the Company for any reason (or for no reason), Employee shall not, directly or indirectly, do any of the following: (i) reveal the name of, contract, solicit, persuade, interfere with or endeavor to entice away from the Company or any of its affiliates, any of their respective clients, agents, representatives or employees; or (ii) employ or offer to employ any person who, at any time up to the effective date of such termination, was an employee, agent or representative employed or retained by the Company or any of its affiliates within a period of one (1) year after such person is no longer employed or retained by the Company or any of its affiliates.  Provided, however, that the restriction set forth in clause (i) above shall not apply to the solicitation of any of the clients serviced by Employee while employed at the Company.  The parties hereto agree that nothing in this Agreement shall restrict or prohibit the Company from soliciting any or all clients serviced by Employee while Employee was employed at the Company.

10. Arbitration; Temporary and Provisional Relief. In consideration of Employee’s employment by the Company, Employee hereby understands and agrees to submit to final and binding arbitration any and all claims, controversies and disputes of any nature whatsoever arising out of or related in any way to this Agreement or to Employee’s employment by the Company, including, without limitation, any and all claims, controversies and disputes related to Employee’s hiring, the terms of Employee’s employment or the termination of Employee’s employment.  Employee specifically agrees, without limiting the interpretation of this section, to forego litigation and to submit to binding arbitration all claims, controversies and disputes under the following: 1) Title VII (Equal Employment Opportunity Act); 2) the Federal Age Discrimination Employment Act (ADEA), 3) any other applicable employment or human rights laws, rules and regulations, including, without limitation, any city and state laws; and 4) the Employee Retirement Income Security Act (ERISA).  Said arbitration shall be under the rules and auspices of a third party which the Company, in its sole discretion, shall elect.

11. Notwithstanding the provision of Section 10 above, in connection with any breach by Employee of the Sections above, Employee hereby understands and agrees that the Company may, at any time prior to the initial arbitration hearing pertaining to such dispute or controversy, seek, by application to the United States District Court for the of Florida or the Supreme Court of the State of Florida for the County of Palm Beach, any such temporary or provisional relief or remedy provided for by the laws of the United States of America or the laws of the State of Florida as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate.  The parties acknowledge and agree that it is their intention to have any such application for temporary or provisional relief decided by the court to which it is made and that such application shall not be referred to, removed to or settled by arbitration.  No such application to said court for temporary or provisional relief, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy, with respect to which such application is made, subject to final and binding arbitration in accordance with Section 10 above.

In the event of an arbitration or federal or state court proceeding between the Company and Employee, the Company will have the right to seek from Employee reasonable attorneys’ fees and any and all fees, costs, expenses and disbursements incurred in respect of any such arbitration or federal or state proceeding.

12. Indemnification.  Employee hereby agrees that Employee will be responsible for, will pay and will fully indemnify the Company for, and will hold the Company harmless from any and all losses, claims, damages, penalties, judgments, awards, liabilities, cost, expenses and disbursements, including, without limitation, attorney's fees and the fees, costs, expenses and disbursements incurred in respect of any action, suit, proceeding or investigation, incurred by the Company based upon, arising out of or in connection with Employee’s negligent or reckless  actions, including but not limited to: (i) Employee's failure to comply with instructions received from any customer client or professional resource including but not limited to resources both internal and external to the Company (ii) Employee's failure to comply with any provision of any applicable federal or state securities or other law, rule or regulation, internal rules, policies or procedures, as described above; and (iii) Employee’s failure to comply with any provision of this Agreement.  the Company agrees that Employee’s indemnification will pertain solely to accounts and customers directly serviced by Employee.

Without limiting the generality of the foregoing, Employee shall be directly and primarily liable to the Company for the failure of any customer or client serviced by Employee to deliver to the Company any and all securities or funds required to properly close or settle any securities sale or purchase transaction.  Employee expressly understands and agrees that the Company may, at its discretion, deduct from any Compensation due, Salary or otherwise, to Employee as a result of the provisions of this Section 12.

13. Authority. Employee shall have no authority to assume or create any obligation or responsibility whatsoever, express or implied, on behalf of, or in the name of, the Company, any of its subsidiaries or its clients.

14. Survival.  The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment, irrespective of any investigation made by or on behalf of any party.

  15. Termination.

A. By Company for Cause, Death or Disability or by Employee’s Voluntary Resignation.

i. The Employment Term and Employee’s employment hereunder may be terminated by the Company for Cause, Death or Disability and shall terminate automatically upon Employee’s resignation.

ii. For purposes of this Agreement, “Cause” shall mean (A) willful malfeasance or willful misconduct by Employee in connection with Employee’s employment, (B) failure of Employee to perform Employee’s material duties under this Agreement after notice of Employee’s failure to so perform, written or otherwise (other than as a result of physical or mental incapacity), (C) Employee’s material willful and knowing breach of the Agreement that remains uncured for a period of ten (10) business days following Employee’s notice from the Company describing such breach, written or otherwise (D) committing or participating in an injurious act, gross neglect or material omission of responsibilities hereunder after notice thereof, written or otherwise, which remains uncured for a period of ten (10) business days following Employee’s receipt of notice from the Company, written or otherwise, describing such breach; or (E) engaging in a criminal enterprise involving moral turpitude, embezzlement, or conviction of an act or acts constituting a felony under the laws of the United States or any state thereof.  For the purposes of this Agreement, no act, or failure to act, on Employee’s part shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company.  The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination.

iii. For purposes of this Agreement, “Disability” shall mean Employee’s inability to perform Employee’s material duties for a period of at least three (3) consecutive months or an aggregate of five (5) months in any twenty-four (24) month period as a result of a physical or mental incapacity.  The Company may terminate Employee due to Disability on thirty (30) days prior written notice given during the period Employee is unable to perform Employee’s material duties as a result of a physical or mental incapacity; provided, however, that Employee has not returned to the performance of Employee’s material duties prior to the end of the applicable three (3) month or five (5) month period described above.

iv. If Employee’s employment is terminated by the Company for Cause, Death or Disability or if Employee resigns, Employee shall be entitled to receive the following benefits:

(i) the Base Salary through the date of termination;

(ii) any Sign-On or Annual Bonus earned, but unpaid, as of the date of termination for any previously completed fiscal year;

(iii) reimbursement for any unreimbursed business expenses incurred by Employee in accordance with Company policy prior to the date of Employee’s termination; and

(iv) such Employment Benefits, if any, as to which Employee may be legally entitled under the employee benefit plans and equity plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Employee’s employment by the Company for Cause, Death or Disability or resignation by Employee, except as set forth in this Section, Employee shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

B. By the Company Without Cause.

i. The Employment Term and Employee’s employment hereunder may be terminated by the Company without Cause.

ii. If Employee’s employment is terminated by the Company without Cause (other than by reason of Death or Disability), Employee shall be entitled to:

iii. receive the Accrued Rights; and

iv.  receive continued payment of the Base Salary for two weeks following date of termination.

Following Employee’s termination of employment by the Company without Cause (other than by reason of Employee’s Death or Disability) or by Employee’s resignation, Employee shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates except as provided in this Agreement.

C. Notice of Termination.  Any purported termination of employment by **the Company or by Employee (other than due to Employee’s Death or Disability) before the expiration of the Employment Term shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 19.G. hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

16. Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

17. Waiver.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The parties hereto expressly understand and agree that failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver by either party must be agreed to by the other party and in writing.

18. Assignment; Binding Effect.  Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void.  The provisions of this Agreement shall be binding upon an inure to the benefit of Employee and Employee’s heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

19. Miscellaneous.  This is not an employment agreement for a specified term.  Employee expressly acknowledges that Employee’s employment by the Company is "at will," and that nothing contained herein shall confer upon him any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate Employee’s employment at any time for any reason (or for no reason).  Employee agrees that the existence of this Agreement, and the terms and conditions hereof, shall be kept strictly confidential and shall not be disclosed to any person, entity or organization, except pursuant to court order, regulatory request or to the Company senior management or to the Legal/Compliance.

A. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof.

B. Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

C. No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

D. Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

E. Successors; Binding Agreement.  This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns.  This Agreement shall not be assignable by Employee, but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliated, controlled or other companies under common control with the Company.

F. Headings.  The headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

G. Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:               China Direct, Inc.
431 Fairway Drive Suite 200
Deerfield Beach, Fl 33441

If to Employee:                      Huaqin Chen
705 Pierce Court
Rock Hill, SC 29730

H. Independent Counsel.  The Company and Employee agree that each of them have been, or were advised and fully understand, that they are entitled to be represented by independent legal counsel with respect to all matters contemplated herein from the commencement of negotiations at all times through the execution hereof.

The parties hereto understand and agree that this Agreement is contingent upon the successful completion of a standard third party background investigation, based on the employment application Employee will complete upon starting Employee’s employment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ACCEPTED AND AGREED TO:

China Direct, Inc. /s/ James Wang ______________________________________ James Wang, Chief Executive Officer	Name /s/ Huaqin Chen ________________________________________ Huaqin Chen